NorthWestern Reports 2019 Financial Results
February 12, 2020

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE
NorthWestern Reports 2019 Financial Results

Company reports GAAP diluted earnings per share of $3.98 for 2019, affirms 2020 earnings guidance and announces a 4.3% increase to the quarterly dividend - to $0.60 per share - payable March 31, 2020

BUTTE, MT / SIOUX FALLS, SD - February 12, 2020 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the year ended December 31, 2019.  Net income for the period was $202.1 million, or $3.98 per diluted share, as compared with net income of $197.0 million, or $3.92 per diluted share, for the same period in 2018. This $5.1 million increase in net income is primarily due to a reduction in revenue in 2018 related to Tax Cuts and Jobs Act regulatory settlements, higher volumes due to colder winter weather and customer growth, and a larger income tax benefit recognized in 2019. These improvements were partly offset by a smaller benefit related to an electric Qualifying Facilities (QF) adjustment and higher operating expenses in 2019.

Non-GAAP Adjusted diluted earnings per share for the period were $3.42; within the $3.38 - $3.48 guidance range communicated for the year. See “Significant Items Not Contemplated in Guidance” and “Non-GAAP Financial Measures” sections below for more information on these measures.

"2019 is behind us but we have much to look forward to in building on the great foundation laid during the year. We planned for higher expenses in 2019 to focus on risk mitigation, system maintenance and planning for the future. We accomplished this while delivering another year of record customer satisfaction, solid safety and reliability performance, and modest earnings growth.  Additionally, we took an important step in 2019 by announcing our Carbon Vision for NorthWestern Energy in Montana; a commitment to reducing our carbon intensity in Montana by 90% by 2045” said Bob Rowe, President and Chief Executive Officer.

“Looking ahead, construction will soon be underway on a project to replace 60 megawatts of capacity with more reliable and cost-effective natural gas units in South Dakota. These newer and more efficient - and therefore lower carbon - units will allow us to get more benefit for our customers from participating in the Southwest Power Pool. In Montana we just kicked-off an all-resource competitive solicitation process to add up to 280 megawatts of much-needed capacity and have recently filed our request with the Public Service Commission to approve acquisition of an incremental 185 megawatts of capacity at Colstrip for a one dollar purchase price - without taking on additional closure responsibility for the amount purchased and keeping customer rates flat. These added capacity resources will be valuable in our planning as we prepare to join the Western Energy Imbalance Market just over a year from now. Much like the Southwest Power Pool has done for our South Dakota customers, this real-time energy market to the west is expected to provide lower cost energy for our Montana customers, provide greater power grid reliability and more efficient use of renewables.”

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

NorthWestern Reports 2019 Financial Results
February 12, 2020

	Year Ended December 31,
(in thousands, except per share amounts)	2019	2018
Revenues	$1,257,910	$1,192,009
Cost of sales	318,020	272,883
Gross Margin (1)	939,890	919,126

Operating, general and administrative expense	318,229	307,119
Property and other taxes	171,888	171,259
Depreciation and depletion	172,923	174,476
Total Operating Expenses	663,040	652,854
Operating income	276,850	266,272
Interest expense, net	(95,068)	(91,988)
Other income, net	413	3,966
Income before income taxes	182,195	178,250
Income tax benefit	19,925	18,710
Net Income	202,120	196,960
Basic Shares Outstanding	50,429	49,985
Earnings per Share - Basic	$4.01	$3.94
Diluted Shares Outstanding	50,752	50,237
Earnings per Share - Diluted	$3.98	$3.92

Dividends Declared per Common Share	$2.30	$2.20
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.

Significant Highlights and Regulation

Electric Resource Planning - Montana
In August 2019, we issued our final 2019 Electricity Supply Resource Procurement Plan (Montana Resource Plan) that included responses to public comments. The Montana Resource Plan supports the goal of developing resources that will address the changing energy landscape in Montana to meet our customers' electric energy needs in a reliable and affordable manner.

We are currently 630 MW short of our peak needs, which we procure in the market. We forecast that our energy portfolio will be 725 MW short by 2025, considering expiring contracts and a modest increase in customer demand. Based on our customers' future energy resource needs as identified in the Montana Resource Plan, we issued a competitive solicitation request in February 2020 for up to 280 megawatts of peaking and flexible capacity to be available for commercial operation in early 2023. An independent administrator and evaluator is being used to administer the solicitation process, with the successful project(s) selected by the first quarter of 2021. We expect the process will be repeated in subsequent years to provide a resource-adequate energy and capacity portfolio by 2025.

The solicitation process will allow us to consider a wide variety of resource options. These options include power purchase agreements and owned energy resources comprised of different structures, terms and technologies that are cost-effective resources. The staged approach is

NorthWestern Reports 2019 Financial Results
February 12, 2020

designed to allow for incremental steps through time with opportunities for different resource type of new technologies while also building a reliable portfolio to meet local and regional conditions and minimizing customer impacts.

Proposed Colstrip Unit 4 Capacity Acquisition - In February 2020, we filed an application for pre-approval with the Montana Public Service Commission (MPSC) to acquire Puget Sound Energy’s 25% interest, 185 megawatts of generation, in Colstrip Unit 4 for one dollar. In addition, we are seeking approval to sell 90 megawatts to Puget Sound Energy for roughly 5 years at a price indexed to hourly prices at the Mid-Columbia power hub, with a price floor reflecting the recovery of fixed operating and maintenance and variable generation costs. Our proposal includes zero net effect on customer bills while setting aside the benefits from the transaction - estimated to be $4 million annually - to address environmental compliance, remediation and decommissioning costs associated with our existing 222 megawatts of ownership. Puget Sound Energy remains responsible for its presale 25% ownership share of all costs for remediation of existing environmental conditions and decommissioning regardless of the proposed acquisition or when Colstrip Unit 4 is retired. We expect the MPSC to establish a procedural schedule in this docket in the first quarter of 2020. If this capacity acquisition is approved, this will reduce our need for capacity identified above in our resource plan by 170 MW, which is the accredited capacity.

We also entered into an agreement with Puget Sound Energy to acquire an additional 95 MW interest in the 500 kV Colstrip Transmission System for net book value at the time of the sale, if the generation transaction is approved. The net book value is expected to range between $2.5 million to $3.8 million. After expiration of the roughly 5-year purchase power agreement with Puget Sound Energy, we will have the option to acquire another 90 MW interest in the 500 kV Colstrip Transmission System for net book value at that time. These transmission acquisitions are conditioned upon approval and closing of the Unit 4 acquisition.

Recovery of the additional rate base from these transactions, if completed, will be subject to review in the next Montana general electric rate case.

Electric Resource Planning - South Dakota
In April 2019, we issued a request for proposals for 60 MW of flexible capacity resources to begin serving South Dakota customers by the end of 2021. As a result of a competitive solicitation process, we expect to own natural gas fired reciprocating internal combustion engines at Huron, South Dakota. Dependent upon selection of manufacturer, we anticipate 55 - 60 MW to be online by late 2021 at a total investment of approximately $80 million. The selected proposal is subject to the execution of construction contracts and obtaining the applicable environmental and construction related permits.

We anticipate financing this project with a combination of cash flow from operations, first mortgage bonds and equity issuances. Based on current expectations, any equity issuance would be late 2020 or early 2021 and would be sized to maintain and protect current credit ratings.

Montana General Electric Rate Case
In December 2019, the MPSC issued a final order approving our electric rate case settlement for rates effective April 1, 2019, resulting in an annual increase to electric revenue of approximately $6.5 million (based upon a 9.65% return on equity (ROE) and rate base and capital structure as filed) and an annual decrease in depreciation expense of approximately $9.3 million. Various

NorthWestern Reports 2019 Financial Results
February 12, 2020

parties have filed petitions for reconsideration of parts of that December 2019 order, and we expect the MPSC to issue an order on these requests during the first quarter of 2020.

FERC Filing - In May 2019, we submitted a filing with the FERC for our Montana transmission assets. The revenue requirement associated with our Montana FERC assets is reflected in our Montana MPSC-jurisdictional rates as a credit to retail customers. We expect to submit a compliance filing with the MPSC upon resolution of our Montana FERC case adjusting the proposed credit in our Montana retail rates.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the twelve months ended December 31, 2019 was $939.9 million compared with $919.1 million for the same period in 2018. This $20.8 million increase was a result of a $20.2 million increase to items that have an impact on net income and $0.6 million increase to items that are offset in operating expenses, property tax expense and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $20.2 million, due to the following:

•	$22.1 million increase related to revenue deferred in 2018 for Tax Cuts and Jobs Act customer refunds;

•	$17.3 million increase in electric and gas retail volumes due primarily to colder winter weather and customer growth;

•	$4.4 million increase in Montana electric retail revenue recognized consistent with the order in our electric rate case, effective April 1, 2019, as discussed above;

•	$3.9 million increase related to the recovery of Montana electric supply costs resulting from changes in the associated statute, partly offset by higher supply costs in 2019 as compared with 2018; and

•	$0.5 million increase in other miscellaneous margin items.
These increases were partly offset by the following items:

•	$20.9 million decrease related to the adjustment of our electric Qualifying Facility (QF) liability as compared with 2018 due to the combination of:
•A lower periodic adjustment of approximately $14.2 million due to price escalation, which was less than previously estimated; and
•A lower impact of the adjustment to actual output and pricing for the contract year resulting in approximately $6.7 million in higher supply costs for these QF contracts due primarily to outages at two facilities in 2018.

•	$5.6 million reduction in demand to transmit energy across our transmission lines due to market conditions and pricing; and

•	$1.5 million decrease in Montana natural gas rates associated with the annual step down for our Montana gas production assets.

The change in consolidated gross margin for items that had no impact on net income represented a $0.6 million increase primarily due to the following:

NorthWestern Reports 2019 Financial Results
February 12, 2020

•	$3.0 million increase in revenues for property taxes included in trackers, offset by increased property tax expense;

•	$1.7 million decrease in revenue due to the increase in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by decreased income tax expense; and

•	$0.7 million decrease in revenues for operating costs included in trackers, offset by a decrease in associated operating expense.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the twelve months ended December 31, 2019 were $318.2 million compared with $307.1 million for the same period in 2018. This $11.1 million increase was a result of a $17.3 million increase to items that have an impact on net income and $6.2 million decrease to items that are offset in gross margin and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income increased $17.3 million, including:

•	$4.2 million higher hazard tree line clearance costs;

•	$3.7 million higher maintenance costs at our electric generation facilities;

•	$2.2 million increased labor costs due primarily to compensation increases;

•	$1.7 million higher distribution costs due to proactive system maintenance;

•	$1.5 million higher natural gas transmission maintenance due to compressor repairs and increased compliance costs;

•	$1.5 million higher general legal costs;

•	$1.2 million higher technology costs associated with security measures and maintenance agreements;

•	$1.2 million higher employee benefit costs due primarily to increased pension expense as a result of higher funding of our Montana plan, partly offset by lower medical costs; and

•	$0.9 million higher costs associated with preparation to enter the Western Energy Imbalance market. This was partly offset by an

•	$0.8 million decrease in other miscellaneous expense items.

The change in consolidated operating, general and administrative expenses for items that had no impact on net income decreased $6.2 million primarily due to the following:

•	$7.8 million decrease due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income;

•	$0.7 million lower operating expenses included in trackers recovered through revenue; and

•	$2.3 million increase in the value of non-employee directors deferred compensation due to changes in our stock price, offset in other income.

Property and Other Taxes
Property and other taxes were $171.9 million for the twelve months ended December 31, 2019, as compared with $171.3 million in the same period of 2018. This increase was primarily due to plant additions and higher estimated property valuations in Montana. We estimate property taxes throughout each year, and update based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate

NorthWestern Reports 2019 Financial Results
February 12, 2020

cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Depreciation and Depletion Expense
Depreciation and depletion expense was $172.9 million for the twelve months ended December 31, 2019, as compared with $174.5 million in the same period of 2018. This decrease was primarily due to the depreciation adjustment consistent with the final order in our Montana electric rate case, as discussed above, partly offset by plant additions.

Operating Income
Consolidated operating income for the twelve months ended December 31, 2019 was $276.9 million as compared with $266.3 million in the same period of 2018. This increase was primarily due to higher gross margin, as discussed above, offset in part by the overall increase in operating, general, and administrative expenses.

Interest Expense
Consolidated interest expense for the twelve months ended December 31, 2019 was $95.1 million, as compared with $92.0 million in the same period of 2018, due primarily to higher borrowings.

Other Income
Consolidated other income was $0.4 million for the twelve months ended December 31, 2019 as compared to $4.0 million during the same period of 2018. This decrease was primarily due to a $7.8 million increase in other pension expense that was partly offset by a $2.3 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation, both of which are offset in operating, general, and administrative expense with no impact to net income. This decrease was also partly offset by $1.6 million higher capitalization of AFUDC
(Allowance for Funds Used During Construction).

Income Tax
Consolidated income tax benefit for the twelve months ended December 31, 2019 was $19.9 million as compared with $18.7 million in the same period of 2018. The income tax benefit for 2019 reflect the release of approximately $22.8 million of unrecognized tax benefits, including approximately $2.7 million of accrued interest and penalties, due to the lapse of statues of limitations in the second quarter of 2019. The income tax benefit in 2018 reflects a benefit of approximately $19.8 million associated with the final measurement of excess deferred taxes associated with the Tax Cuts and Jobs Act.

Our effective tax rate for the twelve months ended December 31, 2019 was (10.9)% as compared with (10.5)% for the same period of 2018. We currently estimate effective tax rate will range between (2)% to 3% in 2020.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

NorthWestern Reports 2019 Financial Results
February 12, 2020

(in millions)	Year Ended December 31,
	2019		2018
Income Before Income Taxes	$182.2		$178.3

Income tax calculated at federal statutory rate	38.3	21.0%	37.4	21.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	1.2	0.7%	1.6	0.9%
Release of unrecognized tax benefit	(22.8)	(12.5)%	—	—%
Flow-through repairs deductions	(19.7)	(10.8)%	(19.3)	(10.8)%
Production tax credits	(11.5)	(6.3)%	(10.9)	(6.1)%
Plant and depreciation of flow-through items	(4.0)	(2.2)%	(2.2)	(1.2)%
Amortization of excess deferred income tax	(1.7)	(0.9)%	(3.7)	(2.1)%
Impact of Tax Cuts and Jobs Act	(0.2)	(0.1)%	(19.8)	(11.1)%
Prior year permanent return to accrual adjustment	0.6	0.3%	(3.0)	(1.7)%
Other, net	(0.1)	(0.1)%	1.2	0.6%
Subtotal	(58.2)	(31.9)%	(56.1)	(31.5)%

Income Tax Expense	$(19.9)	(10.9)%	$(18.7)	(10.5)%

Net Income
Consolidated net income for the twelve months ended December 31, 2019 was $202.1 million as compared with $197.0 million for the same period in 2018.

NorthWestern Reports 2019 Financial Results
February 12, 2020

Reconciliation of Primary Changes from 2018 to 2019

	Year Ended December 31,
($millions, except EPS)	Pretax Income	Net Income (1)	Diluted EPS
2018 reported	$178.3	$197.0	$3.92
Gross Margin
Tax Cuts and Jobs Act impact	22.1	16.5	0.33
Natural gas retail volumes	10.9	8.1	0.16
Electric retail volumes	6.4	4.8	0.10
Montana electric rates	4.4	3.3	0.07
Montana electric supply cost recovery	3.9	2.9	0.06
Electric QF adjustment	(20.9)	(15.6)	(0.31)
Electric transmission	(5.6)	(4.2)	(0.08)
Montana natural gas rates	(1.5)	(1.1)	(0.02)
Other	0.5	0.4	0.01
Subtotal: Items impacting net income	20.2	15.1	0.32

Property taxes recovered in trackers	3.0	2.2	0.04
Production tax credits flowed-through trackers	(1.7)	(1.3)	(0.03)
Operating expense recovered in trackers	(0.7)	(0.5)	(0.01)
Subtotal: Items not impacting net income	0.6	0.4	—

Total Gross Margin	20.8	15.5	0.32
OG&A Expense
Hazard trees	(4.2)	(3.1)	(0.06)
Generation maintenance	(3.7)	(2.8)	(0.06)
Labor	(2.2)	(1.6)	(0.03)
Distribution maintenance	(1.7)	(1.3)	(0.03)
Gas transmission maintenance	(1.5)	(1.1)	(0.02)
Legal	(1.5)	(1.1)	(0.02)
Technology costs	(1.2)	(0.9)	(0.02)
Employee benefits	(1.2)	(0.9)	(0.02)
Western Energy Imbalance Market (EIM) costs	(0.9)	(0.7)	(0.01)
Other	0.8	0.6	0.01
Subtotal: Items impacting net income	(17.3)	(12.9)	(0.26)

Pension and other postretirement benefits	7.8	5.8	0.11
Operating expenses recovered in trackers	0.7	0.5	0.01
Non-employee directors deferred compensation	(2.3)	(1.7)	(0.03)
Subtotal: Items not impacting net income	6.2	4.6	0.09

Total OG&A Expense	(11.1)	(8.3)	(0.17)
Other items
Depreciation and depletion expense	1.6	1.2	0.02
Property and other taxes	(0.6)	(0.4)	(0.01)
Interest expense	(3.1)	(2.3)	(0.05)
Other income (includes pension / comp. offset above)	(3.6)	(2.7)	(0.05)
Permanent and flow-through adjustments to income tax		2.1	0.04
Impact of higher share count	—	—	(0.04)
Total Other items	(5.7)	(2.1)	(0.09)

Total impact of above items	3.9	5.1	0.06

2019 reported	$182.2	$202.1	$3.98

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports 2019 Financial Results
February 12, 2020

Liquidity and Capital Resources
As of December 31, 2019, our total net liquidity was approximately $141.1 million, including $5.1 million of cash and $136.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at December 31, 2018 of $124.7 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.60 per share - a 4.3% increase - payable March 31, 2020 to common shareholders of record as of March 13, 2020.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our adjusted non-GAAP diluted earnings per share guidance of $3.38 - $3.48 for 2019 and $3.35 - $3.50 for 2018 are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

NorthWestern Reports 2019 Financial Results
February 12, 2020

(in millions, except EPS)
				Actual
Nine Months Ended September 30, 2019				Q4 2019			Full Year 2019
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2019 Reported GAAP	$122.0	$142.1	$2.80	$60.1	$60.0	$1.18	$182.2	$202.1	$3.98

Non-GAAP Adjustments:
Remove impact of (favorable) unfavorable weather	(8.0)	(6.0)	(0.12)	0.7	0.5	0.01	(7.3)	(5.5)	(0.11)
Remove impact of unrecognized income tax benefit	—	(22.8)	(0.45)	—	—	—	—	(22.8)	(0.45)

2019 Adj. Non-GAAP	$114.0	$113.3	$2.23	$60.8	$60.5	$1.19	$174.9	$173.8	$3.42

				Actual
Nine Months Ended September 30, 2018				Q4 2018			Full Year 2018
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2018 Reported GAAP	$135.1	$130.5	$2.61	$43.2	$66.5	$1.31	$178.3	$197.0	$3.92

Non-GAAP Adjustments:
Remove impact of unfavorable (favorable) weather	(2.3)	(1.7)	(0.03)	1.0	0.7	0.01	(1.3)	(1.0)	(0.02)
Gain on QF Liability (2)	(17.5)	(13.1)	(0.26)	—	—	—	(17.5)	(13.1)	(0.26)
Impact of Tax Cuts and Jobs Act Settlements	—	—	—	9.4	(12.8)	(0.25)	9.4	(12.8)	(0.25)

2018 Adj. Non-GAAP	$115.3	$115.7	$2.32	$53.6	$54.4	$1.07	$168.9	$170.1	$3.39

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.
(2) Due to our expectations regarding remeasurement of our Qualifying Facilities (QF) liability, we no longer reflect this adjustment as a non-GAAP measure. Absent a QF liability adjustment, our 2018 Adjusted Non-GAAP Diluted EPS would have been $3.65 for the twelve months ended December 31, 2018.  The 2019 QF adjustment, as noted in our gross margin discussion herein, was $6.3 million ($3.3 million liability reduction plus $3.0 million lower actual output and pricing).

NorthWestern Reports 2019 Financial Results
February 12, 2020

2020 Earnings Guidance Affirmed
NorthWestern affirms its 2020 earnings guidance range of $3.45 - $3.60 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	A consolidated income tax rate of approximately (2%) to 3% of pre-tax income; and

•	Diluted shares outstanding of approximately 50.9 million.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast on Thursday, February 13, 2020, at 3:00 p.m. Eastern time to review its financial results for the year ending December 31, 2019.

The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://www.webcaster4.com/Webcast/Page/1050/32737. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 734,800 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin, Adjusted Non-GAAP Pre-Tax Income, Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

NorthWestern Reports 2019 Financial Results
February 12, 2020

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, net income and Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com